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                                                                   Exhibit 10.4


                               [VIXEL LETTERHEAD]


March 21, 2000

Mr. Thomas Hughes
[Address]

Dear Tom:

I'm pleased to offer you the position of Vice President, Product Development, reporting to Jim McCluney, President and Chief Executive Officer. All of the people who have interviewed with you share my enthusiasm for your capabilities and potential for your success at Vixel. We would like you to begin your employment on or before March 21, 2000.

Vixel offers a dynamic work environment that encourages excellent performance. We hope that you will join us as we build a successful company seeking to make its mark in the fibre channel industry by assembling a talented team of employees dedicated to providing quality products.

The following compensation package has been structured to reflect the contributions we believe you have to offer in making Vixel Corporation an extraordinary success.

1. BASE SALARY - An annualized rate of $200,000 payable at such times as Vixel payroll obligations are normally met, which is currently every two weeks.

2. EQUITY PARTICIPATION - Vixel will grant you an option to purchase 250,000 shares of Vixel's Common Stock. The option grant is subject to approval of the Board of Director's Compensation Committee, which will review the request at the first meeting after you begin employment. The exercise price of the option will be the fair market value of the Company's Common Stock on the date the grant is approved. Your options will vest over a four-year period, with 25% occurring one year after the Grant Date and 1/16th vesting quarterly thereafter until fully vested.

3. CHANGE IN CONTROL. During the first year of your employment with Vixel, upon the occurrence of both (i) a change in control and (ii) your termination without cause or a significant change in your responsibilities by an acquiring entity, then one year of


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Thomas Hughes
March 21, 2000
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        subsequent unvested options shall immediately vest. After you have completed one year of employment with Vixel, upon the occurrence of both
        (i) a change in control and (ii) your termination without cause or a significant change in your responsibilities by an acquiring entity, then the greater of half of your unvested options or one year of your unvested options shall immediately vest.

4. SIGN-ON BONUS - A one time sign-on bonus of $30,000 will be payable in four equal payments of $7,500, beginning with the first payroll after your start date and subsequently with the first payroll after the end of each of the next three calendar quarters. You must be employed at the time each payment is due in order to be eligible to receive such payment.

5. INCENTIVE BONUS PLAN - For your first year of employment, you will be eligible for an incentive bonus of up to $45,000. The incentive bonus will be earned in four equal quarterly amounts of $11,250 each, beginning with the second fiscal quarter of 2000 and ending with the first fiscal quarter of 2001. The bonuses will be based on the successful completion of goals and objectives to be determined by you and Jim McCluney. The goals and objectives for the second fiscal quarter of 2000 will be agreed to by April 28, 2000. Subsequent quarterly goals and objectives will be established prior to the end of the first month of such quarter. You must be employed at the end of the quarter in order to be eligible to earn that quarter's bonus.

6. RELOCATION - Normal provisions for relocation, including commissions, mortgage origination fees, taxes, physical relocation costs and incidental moving expenses, subject to documentation, up to a maximum of $75,000. Items for which the relocation allowance can be used include costs to relocate your household goods and motor vehicles to Washington, costs to physically move you and your family members to Washington, and normal costs incurred as a result of the sale of your current primary residence. The $75,000 relocation allowance will first be used to cover the physical move of your household goods, motor vehicles and family members to Washington. Any remaining amount of the allowance can then be used to cover the normal costs incurred as a result of the sale of your current primary residence. The Company will provide federal tax gross up on any relocation reimbursements included in the $75,000 that are not deductible for federal income tax purposes.

7. BENEFITS - As an employee, once you meet certain eligibility requirements, you will be eligible to participate in Vixel's current benefit programs, which are generally available to other Vixel employees. These benefit programs currently include medical, dental, vision, life, short and long term disability insurance. Additionally, Vixel offers employees a 401(k) plan and an Employee Stock Purchase Plan.


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Thomas Hughes
March 21, 2000
Page 3


8. TERMINATION WITHOUT CAUSE. Vixel shall have the right to terminate your employment with Vixel at any time without cause. In the event your employment is terminated by Vixel without cause or there is a significant change in your responsibilities, benefits, or working location, and you resign as a result of such significant changes, Vixel shall pay you severance equal to six months base salary at the rate in effect at the time of termination less all required deductions and, payable in the normal payroll cycle. Vixel will also pay for your COBRA medical/dental coverage for the severance period. In consideration for such Severance Benefits, you agree to execute a General Release that releases Vixel from liability for any and all claims, known or unknown that you may have at the time of the termination.

9. TEMPORARY LIVING EXPENSES AND FLIGHTS TO CONNECTICUT - We agree that you will move to Washington three months prior to your family moving. Vixel will assist you in locating and securing temporary housing in the Bothell area. We will cover temporary living expenses in an amount not to exceed $2,000 per month for a period of up to three months.

        Vixel will reimburse you, via your expense report, one trip to Connecticut every other week during the three months of temporary living. It is understood that you will book your round trip flights far enough in advance to secure the most competitive price.

As a condition of employment you will be required to sign the Company standard Proprietary Information and Inventions Agreement and the Prior Inventions document, both of which are enclosed. Please sign and return them with this letter. As an employee, you are also expected to comply with Company policies as determined from time to time by Vixel's Board of Directors and/or Management.

The Federal Immigration and Naturalization Services requires Vixel to certify that each of its employees is lawfully authorized to work in the United States. In this regard, enclosed is an Employment Eligibility Verification form that requires your signature and details the documents that must be reviewed by Vixel at the time you commence employment. Please read this form and bring the appropriate documentation with you on your first day.

Except as otherwise described in this offer letter, Vixel Corporation employs its employees at will, which permits the company to change the terms and conditions of employment with or without notice, with or without cause, including, but not limited to termination, demotion, transfer, compensation, benefits, duties, and location of work. If you have any additional questions or require clarification on any points, please feel free to give me a call at your convenience.


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Thomas Hughes
March 21, 2000
Page 4


If this letter correctly states our understanding and you agree to begin working on the date shown above, please sign below and return this letter, along with the Proprietary Information and Inventions Agreement and the Prior Inventions document to Human Resources in the enclosed self-addressed envelope. A copy of this letter is enclosed for your records.

This offer is valid for a period of five business days from the date hereof and subject to favorable references.

This is an exciting time for all of us at Vixel. We are confident that you will find your work here stimulating and rewarding. We look forward to hearing from you soon. Please feel free to contact me if you have any questions or concerns.



Sincerely,

/s/ Kurtis L. Adams

Kurtis L. Adams
Chief Financial Officer

Enclosures

CR/ms

I hereby accept employment with Vixel Corporation based on the terms and conditions outlined in this letter. I understand and agree that this letter and the related Proprietary Information and Inventions Agreement set forth the entire understanding of my employment with Vixel and supersede all prior oral and written agreements related to such employment. I understand and agree that my employment is "at will" as indicated previously in this letter.



/s/ Thomas Hughes                                             21 March 00
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Thomas Hughes                                                    Date

My anticipated start date will be             21 March 00
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